Exhibit 10.18.4

CVR PARTNERS, LP

LONG-TERM INCENTIVE PLAN

EMPLOYEE PHANTOM UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the          day of               , 20     (the “Grant Date”), between CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the board of directors of CVR GP, LLC, a Delaware limited liability company (the “General Partner”), has adopted the CVR Partners, LP  Long-Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain of the Partnership’s and its Subsidiaries’ and Parents’ employees, officers, consultants and directors; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of Phantom Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant of Phantom Units.

1.1          The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership,                  Phantom Units on the terms and conditions set forth in this Agreement.  Subject to the terms of this Agreement, each Phantom Unit represents the right of the Grantee to receive, if such Phantom Unit becomes vested, one (1) Unit on the date specified in Section 4.  The issuance of Units upon vesting shall be subject to the Grantee’s prior execution of and becoming a party to the Agreement of Limited Partnership of CVR Partners, LP, as may be amended from time to time, and as in effect at the time of such issuance.

1.2          This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.             Vesting Date.

The Phantom Units shall vest, with respect to thirty-three and one-third percent (33 – 1/3%) of the total number of Phantom Units granted hereunder, on each of the first three anniversaries of the Grant Date (each such date, a “Vesting Date”), provided the Grantee continues to serve as an employee of the Partnership or its Subsidiaries or Parents on the applicable Vesting Date.

3.             Termination of Employment.

(a)           In the event of the Grantee’s termination of employment with the Partnership or one of its Subsidiaries or Parents prior to any Vesting Date by reason of his or her death or Disability, any Phantom Units that have not vested shall become immediately vested.

(b)           If (A) the Grantee’s employment is terminated by the Partnership or one of its Subsidiaries or Parents other than for Cause or Disability (and not in connection with a Change in Control), or (B) the Grantee resigns from employment with the Partnership or one of its Subsidiaries or Parents for Good Reason (and not in connection with a Change in Control), then any Phantom Units scheduled to vest in the year in which such event occurs shall become immediately vested, and all other Phantom Units shall be deemed forfeited and Grantee shall have no rights with respect thereto.  For purpose of this Section 3(b), if the Grantee has an employment agreement with the Partnership or one of its Subsidiaries or Parents, the Grantee shall be treated as having been terminated by such entity if, on or before expiration of the employment agreement, such entity does not either (x) enter into a new employment agreement with the Grantee or (y) offer the Grantee continued employment as an “at will” employee with a base salary, bonus target and benefits at least equal to what was provided under the previous employment agreement and in effect immediately prior to its expiration, and Grantee’s employment actually terminates as a result.

(c)           If (A) the Grantee’s employment is terminated by the Partnership or one of its Subsidiaries or Parents other than for Cause or Disability within the one (1) year period following a Change in Control, (B) the Grantee resigns from employment with the Partnership or one of its Subsidiaries or Parents for Good Reason within the one (1) year period following a Change in Control or (C) the Grantee’s termination or resignation is a Change in Control Related Termination (as defined in the employment agreement between the Grantee and the General Partner), then any Phantom Units that have not vested shall become immediately vested.

(d)           Any Phantom Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Sections 3(a), (b) or (c) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(e)           To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Partnership or its Subsidiaries or Parents the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Executive’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the

Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.             Payment Date.

Within 10 days following (i) each Vesting Date, or (ii) if, prior to any Vesting Date, the Grantee’s termination of employment with the Partnership or its Subsidiaries or Parents under circumstances described in Section 3(a), (b) or (c), the date of such termination of employment, the Partnership will deliver to the Grantee the Units underlying the Phantom Units that become vested pursuant to Section 2 or 3 of this Agreement.

5.             Non-transferability.

The Phantom Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.             No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Partnership or any of its Subsidiaries or Parents, nor shall this Agreement or the Plan interfere in any way with the right of the Partnership and its Subsidiaries and Parents to terminate the Grantee’s employment therewith at any time.

7.             Withholding of Taxes.

The Grantee shall pay to the Partnership, or the Partnership and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Phantom Units and delivery of the Units.  The Partnership shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.  Notwithstanding the foregoing, at the Grantee’s election, the Partnership shall withhold delivery of a number of Units with a Fair Market Value as of the vesting date equal to the Withholding Taxes in satisfaction of the Grantee’s obligations hereunder.

8.             Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.             Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.          Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.          Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.          Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership.  This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Partnership under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.          Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Partnership for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR PARTNERS, LP	GRANTEE
By: CVR GP, LLC, its general partner

By: Byron R. Kelley	Name:
Title: Chief Executive Officer and President

[Signature Page to Phantom Unit Agreement]